CONTACT: Julie Lorigan
Vice President, Investor Relations
(781) 741-7775

Margery B. Myers
Vice President,
Corporate Communications and Public Relations
(781) 741-4019

Cara O’Brien - Investor Relations
Stephanie Sampiere - Media Relations
FD Morgen-Walke Associates
(212) 850-5600

TALBOTS ANNOUNCES FIRST QUARTER EARNINGS PER SHARE OF $0.51, AT THE HIGH END OF EXPECTATIONS

Hingham, MA, May 21, 2003 -- The Talbots, Inc. (NYSE:TLB) today announced results for the thirteen-week period ended May 3, 2003 compared to the thirteen-week period ended May 4, 2002. Net sales for the quarter increased 1% to $395.0 million from $391.3 million reported for the thirteen weeks ended May 4, 2002. Retail store sales increased 2% to 329.2 million this year compared to $321.7 million last year. Included in retail store sales was a decrease in comparable store sales of 4.3% for the thirteen-week period. Catalog sales were down 5% to $65.8 million from $69.6 million in the prior year period.

Net income in the first quarter was $29.4 million compared to $35.0 million in the first quarter last year. Earnings per diluted share were $0.51, which is 11% below last year’s first quarter earnings per diluted share of $0.57.

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Arnold B. Zetcher, Chairman, President and Chief Executive Officer, commented, “As we stated early in the quarter, the effect of February’s severe weather resulted in a significant drop in sales, which we did not expect to recapture by the end of the period. However, we are pleased that a better-than-anticipated performance in March and our on-plan results in April enabled us to offset much of the weakness, and the Company was able to generate first quarter earnings per share at the high end of our previously announced range.”

“The Company continues to enjoy a healthy level of profitability, with net income of 7.4% of sales for the period. This was achieved through ongoing tight management of the business combined with improved customer traffic and sales, partly fueled by a variety of effective marketing initiatives during the quarter,” Mr. Zetcher continued.

“Other highlights of the first quarter included the successful openings of our first-ever Talbots Mens stores in Westport, CT.; King of Prussia, PA.; and Worthington, OH. We were pleased with our customers’ response to the stores and the merchandise and believe that this concept has significant potential for future expansion. In addition, we opened our 900th store in Concord, NH. and two new stores in Canada, including our first Talbots Woman store in that country.”

Mr. Zetcher continued, “Looking to the second quarter, as previously stated, we are hopeful that the improved regular-price selling trends that we experienced in the later part of April will continue. However, given the level of uncertainty in the environment, we believe it is prudent to remain cautious and to wait until we are further into the quarter to better gauge our sales trends and earnings expectations.”

Mr. Zetcher added, “Regarding our store expansion plan, we expect to open a total of 92 stores in 2003, even with fiscal 2002. This would give us a total of 973 stores at the end of the fiscal year. During the first quarter of this year, we opened 33 new stores, including 11 Misses stores, 13 Petites stores, 6 Woman stores and three Talbots Mens stores, ending the period with a total of 917 stores.”*

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Mr. Zetcher concluded, “Given the strength of our brand and our Company financials, we believe we are well positioned for continued growth and expansion for the long-term.”

As previously announced, Talbots will host a conference call today, May 21, 2003 at 10:00 a.m. eastern time to discuss first quarter results. To listen to the live Webcast please log on to http://www.talbots.com/about/investor.asp. The call will be archived under the “investor relations” section of its web site www.talbots.com for a period of twelve months. In addition, an audio replay of the call will be available shortly after its conclusion and archived until May 23, 2003. This call may be accessed by dialing (800) 753-8546.

Talbots is a leading national specialty retailer and cataloger of women’s, children’s and men’s classic apparel, shoes and accessories. The Company currently operates 921 stores - 476 Talbots Misses stores, including 20 Talbots Misses stores in Canada and five Talbots Misses stores in the United Kingdom; 250 Talbots Petites stores, including two Talbots Petites stores in Canada; 41 Talbots Accessories & Shoes stores; 62 Talbots Kids stores; 65 Talbots Woman stores, including one Talbots Woman store in Canada; three Talbots Mens stores and 24 Talbots Outlet stores. The Company circulated approximately 50 million catalogs worldwide in fiscal 2002. Talbots on-line shopping site is located at www.talbots.com.

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The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. The statements may be identified by an “asterisk” (“*”) or such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. All of the “outlook” information constitutes forward-looking information. The specialty apparel retail business is an evolving and highly competitive marketplace and such forward-looking statements involve material known and unknown risks and uncertainties as to future events which may or may not occur, including levels of sales, effectiveness of the Company’s brand awareness and marketing programs, effectiveness and profitability of new concepts, effectiveness of its e-commerce site, store traffic, acceptance of Talbots fashions, appropriate balance of merchandise offerings, the Company’s ability to sell its merchandise at regular prices as well as its ability to successfully execute its major sale events including the timing and levels of markdowns, retail economic conditions including consumer spending, consumer confidence, a continued highly uncertain economy and a volatile stock market, the impact of the hostilities in the Middle East and the possibility of hostilities in other geographic areas, the potential impact of the SARS health concerns, particularly on our manufacturing operations in Asia, and the impact of a continued highly promotional retail environment. In each case, actual results may differ materially from such forward-looking information. Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s Current Report on Form 8-K dated October 30, 1996 filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at 781-741-4500) as well as other periodic reports filed by the Company with the Securities and Exchange Commission and you are urged to consider such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

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THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In Thousands)

	May 3, 2003 (unaudited)	February 1, 2003 (audited)	May 4, 2002 (unaudited)

Cash and cash equivalents	$ 5,905	$ 25,566	$ 41,360
Customer accounts receivable - net	191,445	181,189	182,465
Merchandise inventories	204,480	175,289	175,301
Other current assets	55,842	53,854	49,510

Total current assets	457,672	435,898	448,636

Property and equipment - net	320,932	315,227	290,955
Goodwill - net	35,513	35,513	35,513
Trademarks - net	75,884	75,884	75,884
Deferred income taxes	--	--	3,346
Other assets	10,191	9,403	10,241

TOTAL ASSETS	$900,192	$871,925	$864,575

Notes payable to banks	$ 9,000	$ --	$ 7,500
Accounts payable	43,377	48,365	32,539
Accrued income taxes	25,015	11,590	19,240
Accrued liabilities	95,077	87,986	84,216

Total current liabilities	172,469	147,941	143,495

Long-term debt	100,000	100,000	100,000
Deferred rent under lease commitments	21,479	20,688	20,232
Deferred income taxes	3,435	2,921	--
Other liabilities	35,787	32,699	16,988
Stockholders' equity	567,022	567,676	583,860

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$900,192	$871,925	$864,575

THE TALBOTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	Thirteen Weeks Ended

	May 3, 2003	May 4, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 29,400	$ 34,983
Depreciation and amortization	16,103	14,016
Deferred and other items	3,737	4,344
Changes in:
Customer accounts receivable	(10,214)	(10,263)
Merchandise inventories	(28,973)	8,653
Accounts payable	(5,004)	(17,134)
Accrued income taxes	13,423	18,218
All other working capital	6,117	10,977

	24,589	63,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment, net of disposals	(22,212)	(28,189)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under notes payable to banks	9,000	7,500
Proceeds from stock options	37	2,443
Cash dividends	(5,122)	(4,809)
Purchase of treasury stock	(26,099)	(17,824)

	(22,184)	(12,690)

OTHER	146	139

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(19,661)	23,054

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	25,566	18,306

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 5,905	$ 41,360

THE TALBOTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Dollar Amounts In Thousands Except Per Share Data) (Unaudited)

	Thirteen Weeks Ended

	May 3, 2003	May 4, 2002

Net Sales	$394,991	$391,328

Costs and Expenses

Cost of sales, buying and occupancy	230,191	221,122
Selling, general and administrative	117,054	113,401

Operating Income	47,746	56,805

Interest

Interest expense	747	921
Interest income	41	88

Interest Expense - net	706	833

Income Before Taxes	47,040	55,972

Income Taxes	17,640	20,989

Net Income	$ 29,400	$ 34,983

Net Income Per Share:

Basic	$ 0.52	$ 0.58

Assuming Dilution	$ 0.51	$ 0.57

Weighted Average Number of Shares of Common
Stock Outstanding (in thousands):

Basic	56,995	59,957

Assuming Dilution	58,074	61,609

Cash Dividends Per Share	$ 0.09	$ 0.08